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                                                                         RESTRAC


                                                                   EXHIBIT 10.20
MEMORANDUM
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DATE:        December 6, 1995
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TO:          Michael L. Amato, VP Client Services
- --           Charles A. Borwick, VP Marketing
             Raymond M. Desrochers, VP Development & Quality
             Cynthia G. Eades, VP Finance & CFO
             Rachael T. Shanahan, VP Legal & Business Development

FROM:        Lars Perkins, President
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CC:          Annette O'Connor
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RE:          Fiscal 1996 Senior Management Compensation Plan
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OVERVIEW:
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     This document overviews the fiscal 1996 senior management compensation plan, and explains the differences between the '96 and '95 plans

     The senior management compensation program during FY95 consisted of three separate pieces:

     -  Salary
     -  MBO Bonuses, paid quarterly, up to a maximum of 10% of salary
     -  Company performance bonus, paid annually, up to 10% of salary
     - Stock Options granted at the time of employment (or transition to senior management role) in accordance with the standard Restrac Incentive
        Stock Option program described in the Stock Option Agreement.

     During review of our compensation practices, it was found:

     - In general, we pay above prevailing market salaries at the senior management level;

     - The quarterly MBO program is not an effective performance management tool at the senior management level;

     In order to rectify these issues, we have decided to implement a slightly modified structure for senior management compensation going forward.

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SALARY
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     All Restrac senior managers have, through the Incentive Stock Option program, significant equity participation in Restrac. It is recognized that a significant amount of financial value that a senior manager will ultimately receive from their employment at Restrac will come from the appreciation in the value of these options. In addition, as pointed out above, salaries at senior management level are above market, as indicated by survey data. See the attachment for salary survey information for your role.

     All senior management salaries currently lie within the mid-point range of the senior management pay grade (30), indicating internal consistency, and equity amongst members of the team. Pay at the mid-point is also appropriate given management's current contribution in role, and position on the learning curve.

     In some growth companies, particularly when there is equity participation, merit increases are considered an antiquated concept. Instead, increased pay is earned by rewarding increased contribution to overall company success, i.e. "pay for performance". Bonus plans and appreciation of equity holdings are considered more effective rewards and motivators for senior management. Restrac is moving towards this model. In view of the fact that base comp is already ahead of market, no merit increases will be granted to senior managers this year. In the future, rewards for contribution, rather than length of time with the company, will continue to be the goal of our compensation plans.

     In both an absolute sense (as indicated by survey data), and a relative one (all current Restrac senior managers are now compensated within a standard pay grade), senior management compensation is viewed as being very fair at current levels.

BONUS
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     The quarterly MBO program has been largely ineffective as a performance management tool at the senior management level. The quarterly horizon is too short, and the administration too time consuming. Also, there are too many gradations (1-5), and too little discretion left in the process.

     Restrac, for senior managers, will stick with a two part annual bonus; part based on the achievement of the goals we have been working on, and part based on company performance.

     The goal achievement will be rated according to a four level rating scale:

     -  1 - Exceeds Expectations (8%-12%)

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     -  2 - Meets Expectations Successfully  (4%-8%)
     -  3 - Partially Meets Expectations (0%-4%)
     -  4 - Does Not Meet Expectations (0%)

     It should be made very clear that this is a plan to reward accomplishment, not activity. In addition, participation which contributes to the company meeting its operating plan will earn only a maximum of a "2" rating. Earning a "1" will require new and innovative thinking and action which helps the company substantially exceed its operating goals by improving revenue, profit or margin performance.

     Within the range designated for each rating level, the actual bonus granted will be discretionary, based on the overall performance of the senior manager within the range, as determined by the President. It is therefore critical that a dialog be maintained between each senior manager and the President on an ongoing basis during the year regarding objectives, activities, and accomplishments.

     The bonus will be paid annually, but may be drawn against quarterly based on a 5% ("meets") level during FY96 to ease the transition to this new structure. This draw is recoverable by the company in the event that the senior manager does not actually attain a 5% bonus for the year. The bonus will be granted at the time of the Annual Performance Review and Planning Meeting in October 1996 to senior managers who are active employees at that time.

     The company performance bonus will calculated and paid annually, according to a bonus matrix to be prepared. The following principles will apply:

     - No bonus will be paid for company performance below 80% of the company's operating plan;
     -  At operating plan, the bonus will amount to 7.5% of base salary;
     -  At goal plan, the bonus will amount to 10% of base salary.